Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TWL CORPORATION,
A NEVADA CORPORATION,

AND

TWL KNOWLEDGE GROUP, INC.
A DELAWARE CORPORATION,

ON THE ONE HAND,

AND

DIVERGENT ENTERTAINMENT, INC.,
A MINNESOTA CORPORATION

AND

DANIEL HAMMETT,

ON THE OTHER HAND

DATED AS OF FEBRUARY 25, 2008

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 25, 2008, by and among TWL Corporation, a Nevada corporation (“Parent”), and TWL Knowledge Group, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Divergent Entertainment, Inc., a Minnesota corporation (the “Company”), and Daniel Hammett (“Selling Stockholder”).  Parent, Selling Stockholder, Merger Sub and the Company are collectively referred to herein as the “Parties,” and each is a “Party.”  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is the best interests of their respective corporations and stockholders that Parent, Merger Sub and the Company enter into a business combination transaction;

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have adopted and approved, as the case may be, this Agreement, the merger of the Company with and into Merger Sub (the “Merger”) in accordance with the provisions of the Delaware General Corporations Act (the “DGCL”), and the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company has determined to recommend to the Company’s stockholders the approval and adoption of this Agreement and the Merger;

WHEREAS, the Selling Stockholder is the sole stockholder of the Company and will benefit from the transactions contemplated herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and each of Parent, Merger Sub, and the Company will be a party to a reorganization within the meaning of Section 368(b) of the Code; and

WHEREAS, in connection with the Merger, the Parties desire to make certain representations, warranties, covenants and agreements and also to prescribe various conditions to the Merger, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Certain Definitions.  The following terms shall, when used in this Agreement, have the following meanings:

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise;

“Agreement” shall have the meaning set forth in the Recitals of this Agreement;

“Alternative Acquisition” shall have the meaning set forth in Section 5.9 of this Agreement;

“Ancillary Agreements” means the Hammett Employment Agreement and the Disclosure Schedules to this Agreement;

“Bankrupt” means, with respect to any person or entity, such person or entity (a) that (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against him or it an order for relief, or is declared insolvent in any bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the person or entity a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the person or entity in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the person’s or of all or any substantial part of the person’s or entity’s properties; or (b) against whom, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to whom, without the person’s or entity’s consent or acquiescence, a trustee, receiver, or liquidator of the person  or entity or of all or any substantial part of the person’s or entity’s properties has been appointed and ninety (90) days have expired without the appointment having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated;

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multi-employer Plan, and (B) is entered into, maintained, contributed to or required to be contributed to, by the Company or an ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability;

“Business” shall mean the development, production, publishing, marketing, distribution, license and sale of computer products throughout the world;

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Dallas, Texas, are required or authorized to be closed;

“Certificate of Merger” shall have the meaning set forth in Section 2.3 of this Agreement;

 “Claim” shall have the meaning set forth in Section 8.4 of this Agreement;

“Claim Notice” shall have the meaning set forth in Section 8.4 of this Agreement;

“Closing” shall have the meaning set forth in Section 2.2 of this Agreement;

“Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement;

 “Company” shall have the meaning set forth in the preamble of this Agreement;

“Company Certificate(s)” shall have the meaning set forth in Section 2.5(b) of this Agreement;

“Company Common Stock” shall have the meaning ascribed to it in Section 2.5(a) of this Agreement;

 “Company Financial Documentation” shall mean the Company’s complete financial records including, but not limited to, balance sheets, cash flow statements, expense ledgers, bank statements, documentation of cash transactions and expenses, and bookkeeping records, if and as applicable;

“Company Indemnified Parties” shall have the meaning set forth in Section 8.2 of this Agreement;

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, covenant not to compete, license, instrument, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) to which the Company is a party or is bound and which relates to the Business;

“DEID” means the separate DEI business division of Merger Sub, or whatever other entity Parent designates to manage the assets acquired from DEI, that shall include all of the business and assets merged into Merger Sub from DEI in the Merger.

“DEID Cost of Goods Sold” shall include manufacturing and distribution costs for DEID products sold and DEID programs licensed, operating costs related to DEID product support service centers and DEID product distribution centers, costs incurred to support and maintain Internet-based DIED products and services, warranty costs, inventory write-downs, costs associated with the delivery of DEID consulting services, costs associated with promoting, selling and marketing the DEID products (including fees and costs related to advertising, trade shows and other trade events, production of collateral materials and market research, and other costs related to the marketing and sale of the products, and an allocation for marketing personnel costs associated with DEID-related services), and DEID Research and Development Expenses.

“DEID Expense Allocation” shall mean the allocation of Merger Sub and Parent operating expenses, including general and administrative-related, facilities-related, indirect employee and consultant and other operating expenses, equal to 4% of the DEID Revenue calculated in accordance with GAAP, but no less than $400,000 on an annual basis, and calculated commencing on January 9, 2008.

“DEID Gross Profit” means the DEID Gross Sales for goods and services provided by DEID less DEID Cost of Goods Sold, DEID Expense Allocation, and direct DEID employee and consultant costs (including base salary, quarterly payments and bonuses paid to Selling Stockholder) calculated commencing on January 9, 2008, and calculated in accordance with GAAP; provided, however, quarterly payments and bonuses paid to Selling Stockholder shall only be included in the calculation of “DEID Gross Profit” for the first six (6) months from the Closing Date, thereafter, the amount, if any, of such quarterly payments and bonuses shall be negotiated in good faith between Parent and Selling Stockholder to reflect Selling Stockholder’s ongoing responsibilities with respect to Parent, Merger Sub and DEID.

“DEID Gross Profit Margin” shall be a percentage calculated by dividing (i) DEID Gross Profit by (ii) DEID Gross Sales.

“DEID Net Sales” means DEID Gross Sales minus returns, discounts and allowances attributable to DEID, calculated in accordance with GAAP.

“DEID Gross Sales” or “DEID Gross Product Sales” means the total DEID sales, after deducting for DEID customer discounts, allowances or returns, attributable to DEID, calculated in accordance with GAAP.

“DEID Research and Development Expenses” shall include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development, as well as third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content.

“DEID Revenue” shall mean the appropriate amount from DEID Gross Sales for goods sold or services provided by DEID, calculated annually in accordance with GAAP.

“DGCL” shall have the meaning set forth in the Recitals of this Agreement;

“Effective Time” shall have the meaning set forth in Section 2.3 of this Agreement;

“Effective Date” shall have the meaning set forth in Section 2.3 of this Agreement;

“Employee Plans” means all Benefit Arrangements, Pension Plans and Welfare Plans;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Family Member” means, with respect to any individual (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual’s spouse within the second degree (including adopted children) and (iv) any other natural Person who resides with such individual;

“GAAP” means U.S. generally accepted accounting principles consistently applied, as in effect from time to time;

“Hammett Employment Agreement” shall have the meaning set forth in Section 5.1 of this Agreement;

“Indemnification Threshold” shall have the meaning set forth in Section 8.3 of this Agreement;

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, the information set forth in manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing;

“Knowledge” means and an individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual and other than the Selling Stockholder) shall be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served as a director or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Laws” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Law;

“Leases” means all of the existing leases of the Company listed on Schedule 3.11(a) hereto;

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator;

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated or otherwise;

“Licensed Proprietary Rights” shall have the meaning set forth in Section 3.10(a) of this Agreement;

“Lien” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including but not limited to restrictive covenants, leases and licenses);

“Losses” means any claim, liability, obligation, loss, damage, assessment, penalty, judgment, settlement, cost and expense, including costs attributable to the loss of the use of funds to the date on which a payment is made with respect to a matter of indemnification under Article 8 hereof, and including reasonable attorneys’ and accountants’ fees and disbursements incurred in investigating, preparing, defending against or prosecuting any claim;

“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect on (i) the assets, liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Ancillary Agreements or (iii) the ability of any Party to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of stockholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates;

“Merger” shall have the meaning set forth in the Recitals of this Agreement;

“Merger Cash Consideration” shall have the meaning set forth in Section 2.5(e) of this Agreement;

“Merger Consideration” shall have the meaning set forth in Section 2.5(f) of this Agreement;

“Merger Stock Consideration” shall have the meaning set forth in Section 2.5(a) of this Agreement;

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement;

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Order” means any writ, judgment, decree, ruling, injunction or similar order of any Regulatory Authority (in each such case whether preliminary or final);

“Ordinary Course of Business” or “ordinary course” or any similar phrase means the usual and ordinary course of business of the Company, consistent with its past custom and practice;

“Owned Proprietary Rights” shall have the meaning set forth in Section 3.10(a) of this Agreement;

“Parent” shall have the meaning set forth in the preamble to this Agreement;

“Parent Common Stock” shall have the meaning set forth in Section 2.5(a) of this Agreement;

“Parent Indemnified Parties” shall have the meaning set forth in Section 8.2 of this Agreement;

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement;

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability;

“Permit” means any license, franchise, certificate, declaration, waiver, exemption, variance, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority;

“Person” means any natural person, individual, firm, corporation, including a non-profit corporation, partnership, trust, unincorporated organization, association, limited liability company, labor union, Regulatory Authority or other entity;

“Regulatory Authority” means: any (i) federal, state, local, municipal or foreign government; (ii) governmental or quasi-governmental authority of any nature (including without limitation any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal; (iii) multi-national organization or body; or (iv) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulation or taxing authority or power of any nature;

“Representatives” shall have the meaning set forth in Section 5.9 of this Agreement;

“Securities Act” means the Securities Act of 1933, as amended;

“Selling Stockholder” shall have the meaning set forth in the preamble to this Agreement;

“Stock Power” shall have the meaning set forth in Section 2.7 of this Agreement;

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise;

“Surviving Corporation” shall have the meaning set forth in Section 2.1 of this Agreement;

“Tangible Personal Property” means all equipment, tools, fixtures, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property (other than Inventory) of every kind owned or leased by the Company (wherever located) and whether or not carried on its books) and related to the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and documents related thereto;

“Taxes” means any U.S. or non U.S. federal, state, provincial, local or foreign (i) income, corporation gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, ad valorem or excise tax, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in (i) above;

“Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, reports, claims, schedules and forms for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Transactions” shall have the meaning set forth in Section 3.2 of this Agreement;

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any Liability.

ARTICLE 2
THE MERGER

2.1            Merger.  Upon the terms and conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time (as defined below), (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall cease, (iii) Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware, and (iv) Merger Sub shall succeed to and assume the rights, obligations, properties, rights, privileges, powers and franchises of the Company.  Merger Sub, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2            Closing.  Unless this Agreement has been terminated pursuant to the provisions of Article 9 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article 7of this Agreement, the closing of the Merger and other transactions contemplated hereby (the “Closing”) shall take place at the offices of the Parent located at 4101 International Parkway, Carrollton, Texas 75007, or at such other place as Parent and the Company mutually agree, at 10:00 a.m. local time on the later to occur of (a) February 25, 2008, or (b) the Business Day after the day on which the last of the closing conditions set forth in Article 7 below has been satisfied or waived, or such other date as Parent and the Company mutually agree upon in writing (the “Closing Date”).

2.3            Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the relevant provisions of the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in the form attached hereto as Exhibit A, together with any required related certificates, and shall make any other filings or recordings required under the DGCL and, as applicable, the Minnesota Business Corporations Act (“MBCA”). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the date and time of such filing being the “Effective Time” and the date upon which the Effective Time occurs, being the “Effective Date”).  As soon as practicable on the Closing Date, Parent will deliver the Merger Stock Consideration to the Selling Stockholder in accordance with Section 2.5 hereof

2.4            Effect of the Merger.  At the Effective Time, in accordance with the DGCL, the separate existence of the Company will cease and the Surviving Corporation shall succeed, without further action, to all the property, assets, rights, privileges, powers and franchises of every kind of the nature and description of the Company.  All debts, liabilities and duties of Merger Sub and the Company will become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation will be a wholly owned subsidiary of the Parent.

2.5            Effect of Merger on Company Common Stock; Merger Consideration.

(a)            At the Effective Time (subject to Section 2.7 below), all 80,000 shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically without any action on the part of the holder thereof be converted , upon surrender of the certificates representing each such share, if any, into 2,000,000 shares of the common stock, $0.001 par value per share, of Parent (“Parent Common Stock”)(the “Merger Stock Consideration”).

(b)            At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration such holder is entitled to receive pursuant to Section 2.5(a) hereof, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.7 hereof.

(c)            At the Effective Time, all shares of Company Common Stock held by the Company as treasury stock, if any, immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and the Company shall cease to have any rights with respect thereto.

(d)            The Merger Stock Consideration shall be allocated to and distributed wholly to the Selling Stockholder as the sole stockholder of the Company.  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the securities issuable to the Selling Stockholder under this Agreement, including, without limitation, the Merger Stock Consideration, shall be unregistered shares of the Parent Common Stock issued in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”) and bearing a restrictive legend.  The Merger Stock Consideration shall be subject to Parent Stock Restrictions as set forth on Exhibit B.

(e)            Subject to Sections 2.5(e)(iv) and (v), and Section 6.4 below, the Selling Stockholder shall also receive cash consideration in the aggregate amount of $1,000,000.00 (the “Merger Cash Consideration”) paid as follows:

(i)             Following the Effective Time, but no later than fourteen (14) days following the Closing Date, Parent shall pay to the Selling Stockholder the cash amount of $150,000.00 (the “Initial Cash Payment”);

(ii)            Following payment of the Initial Cash Payment to the Selling Stockholder, Parent shall pay to the Selling Stockholder an aggregate cash amount of $100,000.00 in three (3) equal quarterly payments of $33,333.33, each within fifteen (15) Business Days following each of June 30, 2008, September 30, 2008, and December 31, 2008 (each such payment, a “Balance First Year Cash Payment”, and collectively, the “Balance First Year Cash Payments”);

(iii)           Following payment of the Balance First Year Cash Payments to the Selling Stockholder, parent shall pay to the Selling Stockholder $62,500.00 within fifteen (15) Business Days following each of March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011 for a total of $750,000.00 paid over twelve (12) fiscal quarters (each, a “Quarterly Cash Payment” and collectively, the “Quarterly Cash Payments”);

(iv)           Notwithstanding the foregoing, in the event Selling Stockholder’s employment with Parent (or a subsidiary thereof) pursuant to the Hammett Employment Agreement is terminated without “Cause” or Selling Stockholder voluntarily terminates his employment with Parent (or a subsidiary thereof) for “Good Reason” (each as defined in the Hammett Employment Agreement), Balance First Year Cash Payments or Quarterly Cash Payments shall continued to be paid for a period of eighteen (18) months or the remaining term of the Agreement, whichever is shorter; and

Notwithstanding the foregoing, in the event Selling Stockholder’s employment with Parent (or a subsidiary thereof) pursuant to the Hammett Employment Agreement is terminated for “Cause” or Selling Stockholder voluntarily terminates his employment with Parent (or a subsidiary thereof) without “Good Reason” (each as defined in the Hammett Employment Agreement), or Selling Stockholder’s employment terminates due to Selling Stockholder’s death or disability, then no unpaid Balance First Year Cash Payments or Quarterly Cash Payments shall be due or payable to Selling Stockholder hereunder on or following the date of termination of Selling Stockholder’s employment.

(f)             The Merger Stock Consideration and the Merger Cash Consideration shall collectively be referred to as the “Merger Consideration” herein.

2.6            Effect of Merger on Common Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one share of validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7            Delivery of Certificates.  At and after the Effective Time and subject to the Parent Stock Restrictions set forth on Exhibit B, Parent will make available, and the Selling Stockholder shall be entitled to receive, (i) upon surrender to Parent or its Representatives of the Company Certificates for cancellation and an assignment separate from certificate in the form approved by Parent (the “Stock Power”), the allocable share of the Merger Stock Consideration, and upon such surrender of the Company Certificates, and delivery by Parent of the aggregate Merger Stock Consideration in exchange therefor, such shares shall forthwith be cancelled.  Until surrendered or delivered as contemplated by this Section 2.7, each Company Certificate will be deemed at any time after the Effective Time for all purposes to evidence only the right to receive upon such surrender the Merger Stock Consideration.

2.8            Stock Transfer Books.  From and after the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration or transfers of Company Common Stock thereafter on the records of the Company.

2.9            No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent..

2.10          Lost, Stolen or Destroyed Certificates.  In the event any Company Certificates are lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

2.11          Charter Documents; Directors and Officers.  Unless otherwise agreed by the Company and Parent prior to the Closing, at and as of the Effective Time, without any further action on the part of Parent, Merger Sub or the Company: (i) the Certificate of Incorporation and the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended as provided by applicable law and such Certificate of Incorporation and Bylaws, as applicable; (ii) the directors of the Merger Sub immediately prior to the Effective Time will continue to be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected and qualified or until their resignation or removal; (iii) the officers of the Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

2.12          Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action

2.13          Reorganization Treatment. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code.  For the avoidance of doubt, and not withstanding anything herein to the contrary, no Party represents, warrants or guarantees that the Merger and the transactions contemplated by this Agreement will be treated by any relevant Regulatory Authority as a reorganization within the meaning of Section 368 of the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY AND THE SELLING STOCKHOLDER

Except as set forth on the disclosure schedules to this Agreement (the “Disclosure Schedules”), the Company and the Selling Stockholder, jointly and severally, represent and warrant to Parent that the statements contained in this Article 3 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

3.1            Organization and Qualification; Subsidiaries.

(a)            The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted.

(b)            The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)            The Company has delivered to Parent complete and correct copies of its articles of incorporation and by-laws, in each case as amended to the date hereof.

(d)            The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

(e)            The Company has no Subsidiaries.

3.2            Authorization; Enforceability.  The Company has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and any Ancillary Agreement to which it is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Ancillary Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Transactions”), and, subject to approval of the stockholders of the Company, to consummate the Transactions.  The execution and delivery by the Company of this Agreement and any applicable Ancillary Agreement, and the consummation by the Company of the Transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the Company’s stockholders, and no other action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3            Capitalization.

(a)            The authorized capital stock of the Company as of the date of this Agreement consists of 1,000,000 shares of Company Common Stock, $0.01 par value per share, and no shares of preferred stock of the Company.  As of the date of this Agreement, (i) there are 80,000 shares of Company Common Stock issued and outstanding, all held by Selling Stockholder; and (ii) no shares of Company Common Stock have been reserved for future issuance pursuant to the exercise of outstanding options or warrants. Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(b)            All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Company has no outstanding shares of Company Common Stock that are subject to a right of repurchase that will survive the Merger.

(c)            There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth on Schedule 3.3(c) of the Disclosure Schedules, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company is not subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

(d)            All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.

(e)            Except as set forth on Schedule 3.3(e) of the Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Company. Except as set forth on Schedule 3.3(e) of the Disclosure Schedules, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its assets or calculated in accordance therewith of the Company or to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.

(f)             Except as set forth on Schedule 3.3(f) of the Disclosure Schedules, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or, to the Knowledge of the Company or Selling Stockholder, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company.

3.4            Non-contravention. Except as set forth on Schedule 3.4 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company does not and, subject to obtaining stockholder adoption of this Agreement, the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of the Company, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law, (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (d) result in the creation or imposition of any Lien on any asset of the Company, which in the case of clauses (b) or (d) above would have a Material Adverse Effect on the Company or on the validity, binding effect or enforceability of this Agreement, any Ancillary Agreement, or the ability of the Company to perform its obligations under this Agreement or any applicable Ancillary Agreement.

3.5            Consents and Approvals.  Except as set forth on Schedule 3.5 of the Disclosure Schedules, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any applicable Ancillary Agreement or for the consummation by the Company of the Transactions, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or on the validity, binding effect or enforceability of this Agreement or any Ancillary Agreement to which the Company is a party, or the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement.

3.6            Books and Records.  The Company has delivered to Parent true, correct and complete copies of the Articles of Incorporation of the Company, including all amendments thereto, and the Bylaws of the Company, including all amendments thereto, each as currently in effect.  The Company has not, in any manner that pertains to, or could affect, the Business, engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company.

3.7            Financial Statements.  The Company has not prepared financial statements and has not delivered financial statements to Parent.    The Company Financial Documents to be delivered to Parent pursuant to Section 6.5(a) shall fairly, fully and accurately present the financial condition and financial history of the Company from the date of its inception through the date of delivery of such Company Financial Documents to Parent.

3.8            No Undisclosed Liabilities.  Except as set forth on Schedule 3.8 of the Disclosure Schedules, the Company has no Liabilities relating to the Business due or to become due except  Liabilities relating to the Business incurred in the Ordinary Course of Business (none of which relates to any default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Law or Order or arose out of any Legal Proceeding) and none of which would have a Material Adverse Effect.

3.9            Taxes.

(a)            Filing of Tax Returns.   The Company has not filed a Tax Return through the Closing Date.  No claim has ever been made against the Company or its assets by an authority in a jurisdiction such that the Company is or may be subject to taxation by that jurisdiction.

(b)            Payment of Taxes.  Except as set forth on Schedule 3.9(b) of the Disclosure Schedules, all Taxes owed and due by the Company  as of the date of this Agreement (whether or not shown on any Tax Return) have been paid.

(c)            Audits, Investigations, Disputes or Claims.  Except as set forth on Schedule 3.9(c) of the Disclosure Schedules, no deficiencies for Taxes are claimed, proposed or assessed by any taxing or other governmental authority against the Company, and there are no pending or, to the Knowledge of the Company or Selling Stockholder, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to the Company, and there are no matters under discussion by or on behalf of the Company with any Regulatory Authority, or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company.  Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.9(c) of the Disclosure Schedules, and, except as set forth thereon, none of the Company or any predecessor thereof has been notified that any taxing authority intends to audit a Tax Return for any other period.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by the Company with respect to any Taxes is currently in force.

(d)            Lien.  There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets or capital stock of the Company.

(e)            Tax Elections.  All material elections with respect to Taxes affecting the Company or any of its respective assets as of the Closing Date are set forth on Schedule 3.9(e) of the Disclosure Schedules.  The Company has not: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any of its assets; (ii) agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, and is not required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired, and does not own, any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f)             Prior Affiliated Groups.  The Company is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.  The Company does not have any Liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(g)            Tax Sharing Agreements.  There are no agreements for the sharing of Tax liabilities or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its assets or the Business, and, after the Closing Date, neither the Company nor any of its assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(h)            Partnerships and Single Member LLCs.  Except as set forth on Schedule 3.9(h) of the Disclosure Schedules, the Company (i) is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and (iv) is not a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(i)             No Withholding.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(j)             International Boycott.  The Company has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

(k)            Permanent Establishment.  Except as set forth on Schedule 3.9(k) of the Disclosure Schedules, the Company does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(l)             Parachute Payments.  Except as set forth on Schedule 3.9(l) of the Disclosure Schedules, the Company is not a party to any existing Contract, arrangement or plan that has resulted or would result (upon the Closing or otherwise), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280(G) of the Code.

(m)           Tax Shelters.  The Company has not participated in and the Company is not now participating in, any transaction described in Section 6111(c) or (d) of the Code or Section 6112(b) of the Code or the Treasury Regulations thereunder, or in any reportable transaction described in such regulations.

3.10          Intellectual Property; Software.

(a)            Schedule 3.10(a)(i) of the Disclosure Schedules sets forth contains a true, correct and complete list of all Intellectual Property owned by the Company (the “Owned Proprietary Rights”).  Schedule 3.10(a)(ii) of the Disclosure Schedules also lists each material license for Intellectual Property licensed by the Company (the “Licensed Proprietary Rights”).

(b)            (i) The operation of the Business, including the use of the Owned Proprietary Rights, does not infringe or misappropriate or otherwise materially violate the Intellectual Property rights of any third party, and no claim is pending or, to the Knowledge of the Company or Selling Stockholder, threatened against the Company alleging any of the foregoing, (ii) the Company owns, or with respect to the Licensed Proprietary Rights, licenses all of the Intellectual Property necessary for the conduct of the Business, and (iii) except for the Owned Proprietary Rights and the Licensed Proprietary Rights, no material right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the Business.

(c)            Except as set forth on Schedule 3.10(c) of the Disclosure Schedules, or licenses that are immaterial to the Ordinary Course of Business of the Company, the Company is (i) the sole owner of the entire and unencumbered right, title and interest, including the unencumbered right to license, sublicense, assign or transfer, in and to each item of the Owned Proprietary Rights, including all object and source code included therein, and without any ongoing royalty, license, sublicense or other obligations to third parties with respect thereto, and (ii) entitled to use the Owned Proprietary Rights and Licensed Proprietary Rights in the ordinary course of its business to the extent such rights are used in the operation of the Business. The Company has legally secured all Licensed Proprietary Rights (including, without limitation, any promotion, production, exhibition and similar rights currently exploited by the Company, and any Licensed Proprietary Rights embodied in the Contracts listed on Schedule 3.11 of the Disclosure Schedules), and to the Company’s and Selling Stockholder’s Knowledge, the respective licensors of such Licensed Proprietary Rights (including, without limitation, any promotion, production, exhibition and similar rights currently exploited by the Company) have valid title to all such rights

(d)            The Owned Proprietary Rights and Licensed Proprietary Rights include all of the material Intellectual Property used in the Business, and there are no other items of Intellectual Property that are material to the Business.

(e)            The Company has made available to Parent all material correspondence and all written opinions in its possession relating to potential infringement or misappropriation (i) by the Company of any Intellectual Property rights of any third party or (ii) by any third party of any of the Owned Proprietary Rights or Licensed Proprietary Rights.

(f)             To the Knowledge of the Company or Selling Stockholder, (i) no third party is engaging in any activity that infringes or misappropriates the Owned Proprietary Rights or Licensed Proprietary Rights and (ii) the Company has not granted any material license or other right to any third party with respect to the Owned Proprietary Rights or Licensed Proprietary Rights.

(g)            The Company has a license to use all software development tools, library functions, compilers and other third-party software that are used in the operation of the Business and are material to the Business, taken as a whole.

3.11          Contracts; No Defaults.

(a)            Schedule 3.11(a) of the Disclosure Schedules sets forth a complete and accurate list, and the Company has made available to Parent true and complete copies, of all executory Contracts of the Company in the following categories:

(i)             Contracts that involve performance of services or delivery of goods by the Company during any twelve (12) month period of an amount or value, individually or, for a series of related Contracts, in the aggregate, in excess of Five Thousand Dollars ($5,000);

(ii)            Contracts that were not entered into in the Ordinary Course of Business;

(iii)           Leases (including Leases of Tangible Personal Property) of the Company and other Contracts, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments, in each case, of less than Five Thousand Dollars ($5,000) and with terms of less than one year);

(iv)           Licensing agreements of the Company, if any, and other Contracts, in each case, with respect to patents, trademarks, copyrights or other Intellectual Property as well as the forms of all agreements with current or former employees, consultants or contractors regarding the appropriation of, or the non-disclosure of, any of the Intellectual Property set forth on Schedule 3.10(a) of the Disclosure Schedules;

(v)           collective bargaining agreements of the Company and other Contracts, in each case, to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants;

(vi)           joint ventures or partnerships (however named) of the Company and other Contracts, in each case, involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(vii)          Contracts containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person or that subject the Company to confidentiality or non-disclosure obligations;

(viii)         Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)            powers of attorney granted by or to the Company that are currently effective and outstanding;

(x)             Contracts entered into other than in the Ordinary Course of Business that contain or provide for an express undertaking by the Company to be responsible for consequential damages;

(xi)            Contracts for capital expenditures relating to the Business in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate;

(xii)           Contracts which, to the Knowledge of the Company or Selling Stockholder, will result in a material loss to the Company;

(xiii)          Contracts between the Company and any of its former or current stockholders or shareholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by Parent and other than option and warrant agreements with the Company’s officers, directors and employees);

(xiv)         written warranties, guaranties, and/or other similar undertakings with respect to contractual performance extended by the Company, other than in the Ordinary Course of Business; and

(xv)          each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)            To the Knowledge of the Company or Selling Stockholder, no officer, director, agent, employee, consultant or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (i) engage in or continue any conduct, activity or practice relating to the Business or (ii) assign to the Company or to any other Person any rights to any invention, improvement or discovery.

(c)            To the Knowledge of the Company or Selling Stockholder, each Contract set forth on Schedule 3.11(a) of the Disclosure Schedules is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(d)            To the Knowledge of the Company or Selling Stockholder:

(i)             the Company is, and at all times has been, in compliance with all material terms and requirements of each Contract set forth on Schedule 3.11(a) of the Disclosure Schedules under which the Company has or had any obligation or Liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)            each other Person that has or had any obligation or Liability under any Contract set forth on Schedule 3.11(a) of the Disclosure Schedules under which the Company has or had any rights is, and has been, in compliance with all material terms and requirements of such Contract;

(iii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract set forth on Schedule 3.11(a) of the Disclosure Schedules; and

(iv)           the Company has not given to or received from any other Person, any written or, to the Knowledge of the Company or Selling Stockholder, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract set forth on Schedule 3.11(a) of the Disclosure Schedules.

(e)            There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts, as applicable, with any Person and no such Person has made written demand for such renegotiation.

(f)             Contracts relating to the provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Laws.

(g)            The Company has no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will upon performance by the Company result in a loss to the Company.

(h)            All of the Contracts set forth on Schedule 3.11(a) of the Disclosure Schedules are assignable to the Surviving Corporation without the consent of any other Person, except as specifically noted on Schedule 3.5 of the Disclosure Schedules.

3.12          Employee Benefits.

(a)            Schedule 3.12(a) of the Disclosure Schedules sets forth a complete list of all Employee Plans (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and/or (ii) with respect to which Surviving Corporation may incur any Liability.  The Company has delivered or made available to Parent true and complete copies of all Employee Plans, including written interpretations thereof and written descriptions thereof which have been distributed to the Company’s employees and for which the Company has copies, all annuity contracts or other funding instruments relating thereto, and a complete description of all Employee Plans which are not in writing.

(b)            Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan subject to Title IV of ERISA, or any Multiemployer Plan.

(c)            Each Welfare Plan which covers or has covered employees or former employees of the Company or of its Affiliates in the Business and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times.

(d)            There is no Legal Proceeding or Order outstanding, relating to or seeking benefits under any Employee Plan set forth on Schedule 3.12(a) of the Disclosure Schedules, which is pending, threatened or anticipated against the Company, any ERISA Affiliate or any Employee Plan.

(e)            Neither the Company nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Welfare Plan (i) covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business and (ii) with respect to which Surviving Corporation may incur any Liability.

(f)             There are no Liens arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Employee Plan set forth on Schedule 3.12(a) of the Disclosure Schedules, or arising in connection with any excise tax or penalty tax with respect to such Employee Plan.

(g)            Each Employee Plan set forth on Schedule 3.12(a) of the Disclosure Schedules has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws, including, without limitation, ERISA and the Code.

(h)            The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable Law or required to be paid as expenses or as Taxes under applicable Laws, under such Employee Plan, and the Company and its ERISA Affiliates shall continue to do so through the Closing Date.

(i)             The Company has no Employee Plan intended to qualify under Section 401 of the Code.

(j)             Neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the Transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(k)            Neither the Company nor any ERISA Affiliate has incurred any liability with respect to any Employee Plan, which may create, or result in any liability to Surviving Corporation.

3.13          Labor Matters; Employees.  Except as set forth on Schedule 3.13 of the Disclosure Schedules, the Company is not a party to any collective bargaining or other labor Contract.  There has not been, there is not presently pending or existing, and, to the Knowledge of the Company or Selling Stockholder, there is not threatened (i) any strike, slowdown, picketing, work stoppage or employee grievance process against the Company or the Business; (ii) any Legal Proceeding against or affecting the Company or the Business relating to the alleged violation of any Law or Order pertaining to labor relations or employment matters; or (iii) union organizing campaign or any application for certification of a collective bargaining agent.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.  The Company has complied with all material Laws relating to employment, equal employment opportunity, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational health and safety, and plant closing.  The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts (including, without limitation, amounts related to workplace safety and insurance), however designated, for failure to comply with any of the foregoing Laws.

3.14          Legal Proceedings.  There is no Legal Proceeding or Order (a) pending or, to the Knowledge of the Company or Selling Stockholder, threatened or anticipated against or affecting the Company, its assets or the Business (or to the Knowledge of the Company or Selling Stockholder, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities related to or affecting the Business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions; or (c) related to the Business or the Company’s assets to which the Company is otherwise a party.  To the Knowledge of the Company or Selling Stockholder, there is no reasonable basis for any such Legal Proceeding or Order.  Except as set forth on Schedule 3.14 of the Disclosure Schedules, to the Knowledge of the Company or Selling Stockholder, no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.  Except as set forth on Schedule 3.14, neither the Company, its assets or the Business is subject to any Order of any Regulatory Authority and the Company is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.  The Company is not and has not been in default with respect to any Order, and there are no unsatisfied judgments against the Company, its assets or the Business.  There is not a reasonable likelihood of an adverse determination of any pending Legal Proceedings.  There are no Orders or agreements with, or Liens by, any Regulatory Authority or quasi-governmental entity relating to any environmental Law, which regulate, obligate, bind or in any way affect the Company or any property on which the Company operates the Business.

3.15          Compliance with Law.

(a)            The Company or Selling Stockholder, to their Knowledge, and the conduct of the Business are and at all times have been in compliance with all Laws or Orders applicable to them or to the conduct and operations of the Business.  The Company has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Laws or Orders or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company, any such Laws or Orders or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except, in either case separately or the cases together, where such violation or failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)            None of the Company, or any of its directors, officers or Representatives or to the Knowledge of the Company or Selling Stockholder, any employee or other Person affiliated with or acting for or on behalf of the Company, has, directly or indirectly, (i) made any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates or (D) in violation of any Laws of the United States (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Sections 78dd-1 et seq.)) or any laws of any other country having jurisdiction; or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

3.16          Permits.  Schedule 3.16(a) of the Disclosure Schedules sets forth a complete list of all Permits held by the Company or used in the conduct of the Business, and such Permits collectively constitute all of the Permits necessary for the Company to lawfully conduct and operate the Business, as it is presently conducted and to permit the Company to own and use its assets in the manner in which they are presently owned and used.  Except as set forth on Schedule 3.16(b) of the Disclosure Schedules, the Company is and at all times has been in compliance with all material Permits applicable to it or to the conduct and operations of the Business.  The Company has not received any notice to the effect that, or otherwise been advised of (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such Permits or (ii) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 3.16(a) of the Disclosure Schedules.  No event has occurred, and to the Company’s and Selling Stockholder’s Knowledge no circumstance exists, that (with or without notice or lapse of time) (i) may constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any such Permits or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit set forth on or required to be set forth on Schedule 3.16(a) of the Disclosure Schedules.  All applications for or renewals of all Permits have been timely filed and made and no Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement.  No present or former shareholder, director, officer or employee of the Company or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit that the Company owns, possesses or uses.

3.17          Absence of Certain Changes. Except as set forth on Schedule 3.17 of the Disclosure Schedules, since January 1, 2008, there has not been any: (a) Material Adverse Effect and no event has occurred and no circumstance exists that may result in a Material Adverse Effect other than Material Adverse Effects resulting from historical seasonality of the Business; (b) purchase, redemption, retirement or other acquisition by the Company of any capital stock or other equity interest of the Company; (c) amendments to the Articles of Incorporation and Bylaws of the Company; (d) payment or increase by the Company of any bonuses, salaries or other compensation (including management or other similar fees) or entry into any employment, severance or similar Contract with any employee engaged in the Business and which the Surviving Corporation is required to hire after Closing, other than increases in salary to employees made in the Ordinary Course of Business; (e) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect; (f) damage to or destruction or loss of any of the assets or property of the Company relating to the Business, whether or not covered by insurance, that could reasonably be expected to constitute a Material Adverse Effect on the Business; (g) entry into, termination or acceleration of, or receipt of notice of termination by the Company of (1) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement relating to the Business, or (2) any Contract or transaction involving a Liability by or to the Company for which the Surviving Corporation may be liable after the Closing (other than the Liabilities set forth on Schedule 3.8, Liabilities reflected on in the interim balance sheet which have not been paid or discharged since the interim balance sheet date, and Liabilities relating to the Business incurred in the Ordinary Course of Business since the interim balance sheet date); (h) sale (other than sales of inventory in the Ordinary Course of Business, if any), lease or other disposition of any of the assets or property of the Company relating to the Business; (i) mortgage, pledge or imposition of any Lien on any assets or property of the Company relating to the Business, including the sale, lease or other disposition of any of its Intellectual Property relating to the Business; (j) (1) delay or failure to repay when due any obligation of the Company, which delay or failure could have a Material Adverse Effect on the Company, other than such items as have been specifically documented to Parent in writing or (2) delay or failure to repay when due any obligation of the Company which delay or failure could have a Material Adverse Effect on the Company, the Business or on any assets or property of the Company relating to the Business; (k) cancellation or waiver by the Company of any claims or rights with a value to the Company relating to the Business in excess of Five Thousand Dollars ($5,000) individually or in the aggregate; (l) failure by the Company to use reasonable efforts to preserve intact the current business organization of the Company relating to the Business, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, licensors, resellers, distributors, agents and others having business relationships with them relating to the Business where such failure could reasonably be expected to have a Material Adverse Effect on the Company; (m) licensing out on an exclusive basis or other than in the Ordinary Course of Business, disposition or lapsing of any Intellectual Property or any disclosure to any Person of any trade secret or other confidential information without appropriate protections in place; (n) change in the accounting methods, principles or practices used by the Company; (o) capital expenditures by the Company relating to the Business in excess of $5,000 individually or $10,000 in the aggregate; or (p) agreement, whether oral or written, by the Company with respect to or to do any of the foregoing other than as expressly provided for herein.

3.18          Insurance.  There are no insurance policies or binders of insurance of any kind or nature covering the Company, the Business, or any employees, properties or assets of the Company relating to the Business, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance.

3.19          Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or (b) any acquisition of any Person or property by the Company, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect.

3.20          Related Party Transactions.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, none of the Company, any Affiliate thereof, holders of the capital stock or other ownership interest of the Company or any Affiliate or Family Member thereof is presently or has, since the inception date of the Company, borrowed any moneys from or has any outstanding debt or other obligations to the Company or is presently a party to any transaction with the Company relating to the Business.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, none of the Company, any Affiliate thereof, or any director, officer or key employee of any such Persons (a) owns any direct or indirect interest of any kind in (except for ownership of less than 1% of any public company, provided, that such owner’s role is that solely of a passive investor), or controls or is a director, officer, employee or partner of, consultant to, lender to or borrower from, or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the Business or (iii) a participant in any transaction to which the Company is a party, or (b) is a party to any Contract with the Company.  Except as set forth on Schedule 3.20 of the Disclosure Schedules, the Company has no Contract or understanding with any officer, director or key employee of the Company or any of the Company’s shareholders or any Affiliate or Family Member thereof with respect to the subject matter of this Agreement, the consideration payable hereunder or any other matter.

3.21          Brokers or Finders.  Except as set forth on Schedule 3.21 of the Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, or Affiliates has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

3.22          No Other Agreements.  Except as set forth on Schedule 3.22 of the Disclosure Schedules, and other than this Agreement or any agreement contemplated hereby, neither the Company, nor any of its stockholders, officers, directors or Affiliates has any legal obligation, absolute or contingent, to any other Person to sell, assign or transfer any capital stock of or other equity interest (other than warrants or options in favor of the Company’s officers, directors or employees, if any) in the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

3.23          Disclosure.  No representation or warranty of the Company in this Agreement or in any Ancillary Agreement and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.24          Real Property; Title to Property.

(a)            The Company does not own any real property or any interest, other than a leasehold interest, in any real property.  Schedule 3.24(a) of the Disclosure Schedules lists and describes all real property leased by the Company and all subleases thereto.  Except for Leases and subleases listed on Schedule 3.24(a) of the Disclosure Schedules, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any real property used in connection with the Business or any portion thereof or interest in any such real property.

(b)            The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) Liens for current Taxes not yet due and payable or which are being contested by the Company in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Liens securing debt, and (iv) any Liens set forth on Schedule 3.24  of the Disclosure Schedules.  The properties and equipment of the Company that are used in the operation of the Business are in good operating condition subject to normal wear and tear.  All material properties used in the Business will be reflected in the Company Financial Documents.

3.25          Conduct of Business.  Prior to the Closing Date, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of Parent, except in the regular course of business. Except as otherwise provided herein, the Company shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

3.26          Restricted Securities.  The Selling Stockholder hereby acknowledges and understands that the shares of Parent Common Stock issuable to the Selling Stockholder, as the Merger Stock Consideration, pursuant to the Merger shall be restricted securities and agrees that such restricted securities may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, and all other applicable securities laws and regulations, and as set forth in the Parent Stock Restrictions as set forth on Exhibit B.

3.27          Accredited Investor.  The Selling Stockholder represents and warrants as follows:

(a)            The Selling Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act;

(b)            The Selling Stockholder has sufficient knowledge and experience in investing in companies similar to Parent so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof;

(c)            The Selling Stockholder has sufficient knowledge and experience in investing in companies similar to Parent so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof, has adequate means of providing for its current financial needs and possible contingencies that may face it and has no need for liquidity in its investment in Parent;

(d)            It is the present intention that the shares of Parent Common Stock being acquired by the Selling Stockholder pursuant to the transactions contemplated by this Agreement are being acquired for investment and not with a present view to or for sale in connection with any distribution thereof; and

(e)            The Selling Stockholder further represents that he does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the shares of Parent Common Stock being acquired under this Agreements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the Disclosure Schedules, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained in this Article 4 are true, complete and correct as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

4.1            Organization and Qualification.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of Parent and Merger Sub has delivered to the Company complete and correct copies of their respective articles of incorporation and by-laws, in each case as amended to the date hereof.

4.2            Authorization; Enforceability.  Each of Parent and Merger Sub have the requisite power and authority, and have taken all action necessary, to execute, deliver and perform their obligations under this Agreement and any Ancillary Agreement to which either is a party and each other agreement, document, instrument or certificate contemplated by this Agreement and/or any Ancillary Agreement or to be executed by Parent and Merger Sub in connection with the consummation of the Transactions, and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement and any applicable Ancillary Agreement, and the consummation by Parent and Merger Sub of the Transactions contemplated hereby, and the performance by Parent and Merger Sub of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other action on the part of each of Parent and Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3            Non-contravention. Except as set forth on Schedule 4.3 hereto, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or by-laws of each of Parent and Merger Sub, (b) contravene, conflict with, or result in a violation or breach of any provision of any Law, (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which either of Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, property or business of either of Parent or Merger Sub, or (d) result in the creation or imposition of any Lien on any of the assets or properties of either of Parent or Merger Sub, which in the case of clauses (b) or (d) above would have a Material Adverse Effect on either of Parent or Merger Sub or on the validity, binding effect or enforceability of this Agreement, any Ancillary Agreement, or the ability of either of Parent or Merger Sub to perform their obligations under this Agreement or any applicable Ancillary Agreement.

4.4            Consents and Approvals.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by either of Parent or Merger Sub in connection with their execution, delivery and performance of this Agreement or any applicable Ancillary Agreement or for the consummation by each of Parent or Merger Sub of the Transactions, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on either of Parent or Merger Sub or on the validity, binding effect or enforceability of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party, or the ability of either of Parent or Merger Sub to perform their obligations under this Agreement or any Ancillary Agreement.

4.5            Legal Proceedings.  There are no Legal Proceedings pending, or to the Knowledge of each of Parent or Merger Sub, threatened that are reasonably likely to prohibit or restrain the ability of either of Parent or Merger Sub to enter into this Agreement, any applicable Ancillary Agreement or consummate the Transactions.

4.6            Brokers or Finders.  Except as set forth on Schedule 4.6 of the Disclosure Schedules, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent and Merger Sub or their Affiliates in connection with the transactions contemplated by this Agreement, and neither Parent nor Merger Sub, or their Affiliates, has incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

4.7            Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Parent and Merger Sub or their Affiliates which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or (b) any acquisition of any Person or property by Parent and Merger Sub or their Affiliates, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES

5.1            Hammett Employment Agreement.  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, the Selling Stockholder shall execute and enter into an employment agreement with the Surviving Corporation, in substantially the form attached hereto as Exhibit C (the “Hammett Employment Agreement”).

5.2            Otting Offer Letter.  As soon as practicable following the execution of this Agreement, but in any event prior to the Closing Date, Zachary Otting shall enter into an offer letter with the Surviving Corporation setting forth the terms and conditions of his employment in substantially the form attached hereto as Exhibit D (the “Otting Offer Letter”).

5.3            Access to Information.  The Parties shall provide to each other and their respective representatives such financial, operating and other documents, data and information relating to the Party, and their respective businesses, properties, assets and liabilities, as each Party, or its representatives may reasonably request.  In addition, each Party hereby agrees to take all action necessary to enable their respective representatives review, inspect and audit each Party’s business, properties, assets and liabilities and discuss them with such Party’s officers, employees, independent accountants and counsel.  Notwithstanding any investigation that any Party may conduct of the other Parties, or their respective businesses, properties, assets and liabilities, each Party may fully rely on the other Party’s warranties, covenants and indemnities set forth in this Agreement.

5.4            Consents and Approvals.  As soon as practicable after execution of this Agreement, the Parties shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.5            Notification of Adverse Change and Certain Matters.  Each Party shall promptly notify the other Party of any material adverse change in the condition (financial or otherwise) of such Party.  Each Party shall promptly notify the other Party of any fact, event, circumstance or action known to it that is reasonably likely to cause such Party to be unable to perform any of its covenants contained herein or any condition precedent in Article 7 not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to another Party pursuant to this Agreement or the existence or occurrence of which would cause any of the such Party’s representations or warranties under this Agreement not to be correct and/or complete.  Each Party shall give prompt written notice to the other Party of any adverse development causing a breach of any of the representations and warranties in Articles 3 and 4 as of the date made.

5.6            Disclosure Schedule.  Each Party shall, from time to time prior to Closing, supplement the Disclosure Schedules attached hereto with additional information that, if existing or known to it on the date of delivery to the other Party, would have been required to be included therein.  For purposes of determining the satisfaction of any of the conditions to the obligations of any Party in Article 7, the Disclosure Schedules of such Party shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the such Party’s Disclosure Schedule by written supplements delivered prior to Closing by such Party (i) are accepted in writing by the receiving Party, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

5.7            State Statutes.  The Parties and their respective Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

5.8            Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the provisions of Article 9 hereof or the Closing, Parent shall direct the day-to-day operations of the Company and approve all non-recurring transactions and significant recurring transactions undertaken by the Company.  Further, during such period, the Company shall (unless otherwise required by this Agreement or Parent has given its prior written consent to the Company) carry on its business in the ordinary course consistent with past practice, pay its Taxes and other obligations consistent with its past practices, pay or perform other obligations when due consistent with its past practices, subject to any good faith disputes over such Taxes and other obligations and, to the extent consistent with the Business, use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it to do the same, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Closing.  Parent shall assume the risk of losses incurred, and the benefit of profits earned, during such period, unless this Agreement is otherwise terminated pursuant to Article 9 hereof.

5.9            No Solicitation.  Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Article 9 hereof, neither the Company, the Selling Stockholder, the Parent and Merger Sub or their Affiliates, nor any of their respective stockholders, officers, directors, agents, investment bankers or other representatives of any of them (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (regardless of who initiates such discussions or negotiations), or take any other action intended or designed to facilitate the efforts of any Person, other than the parties hereto, relating to the possible acquisition of the Company (whether by way of purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock or assets by any Person other than the parties hereto (an “Alternative Acquisition”), (ii) provide information with respect to the Company to any Person relating to a possible Alternative Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person.  The Company Parent and Merger Sub or their Affiliates shall cause their Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person heretofore conducted with respect to any possible Alternative Acquisition.

5.10          Confidentiality.  The Parties hereto acknowledge and agree that the terms and conditions described in this Agreement, including its existence, as well as the non-public information and data furnished to them or their respective Representatives from the first introduction of the parties and throughout the negotiation and drafting of this Agreement is confidential and will not be disclosed to any third party, or used for any purpose not specifically contemplated herein, without prior written consent of all Parties, unless otherwise required by Law or unless it ceases to be confidential through no breach of the receiving party.  Notwithstanding the foregoing, Parent and Merger Sub shall be entitled to make a public announcement of the terms and conditions described in this Agreement and make such public disclosures and filings as they deem reasonable or prudent without the prior written consent of the Company or the Selling Stockholder.

5.11          Meeting of the Stockholders.  Promptly after the date hereof, if required under applicable law, each Party will take all action necessary in accordance with its articles of incorporation and by-laws, or other charter or organizational documents, to convene a meeting of their respective stockholders, or seek the written consent of its stockholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable, but in any event prior to the Closing Date.

5.12          Pre-Closing Cooperation.  Between the date of this Agreement and the Closing Date, the Company shall, and Selling Stockholders shall cause the Company to, (i) afford Parent and its Representatives full and free access to the Company’s personnel, properties, Contracts, books and records, and other documents and data, and (ii) cooperate with Parent and its Representatives, including providing any relevant documents, in connection with an accounting review and audit of the Company.   Between the date of this Agreement and the Closing Date, the Parent and Merger Sub shall cooperate with Company and Selling Stockholders and thier Representatives, including providing any relevant documents, in connection with this transaction.

ARTICLE 6
POST-CLOSING COVENANTS OF THE PARTIES

6.1            Post-Closing Cooperation.  Following the Closing Date, the Company shall, and the Selling Stockholder shall cause the Company to cooperate with Parent and its Representatives, including providing any relevant documents, in connection with any post-Closing accounting review and audit of the Company.

6.2            Expense Reimbursements.  Following the Closing Date, on the date that is the later of (A) sixty (60) days following the Closing Date, or (B) the date that all of the post-closing covenants set forth in Section 6.5 have been satisfied or waived by Parent in writing, Parent shall reimburse the Selling Stockholder for all reasonable and documented out-of-pocket expenses paid by the Selling Stockholder on behalf of Company in connection with the development of (i) engine code base, art, graphics, sound, user interface, and associated content with product entitled “Fire Dept 2 & 3, Raging Inferno,” by Monte Cristo, a French corporation (“Monte Cristo”), pursuant to that certain Software Publishing Agreement (“Monte Cristo Agreement”), provided to Parent and as described in Schedule A attached thereto, and (ii) engine code base, art, graphics, sound, user interface, and associated content with product entitled “FireFighter:  Everybody Goes Home™”, by Digital Content LLC, a Minnesota corporation d/b/a “Big John Games” (“Big John Games”), pursuant to that certain draft Software Publishing Agreement provided to Parent and as described in Schedule A attached thereto ((i) and (ii) collectively, “Expense Reimbursements”).  Full documentation of all such reimbursable expenses shall be provided by Selling Stockholder to Parent for reimbursement thereof.

6.3            DEID Capital Development Plan and Monte Cristo Payment.  Following the Closing Date, the Selling Stockholder and Parent agree to use commercially reasonable, good faith efforts to create and implement a DEID capital development plan pursuant to which Parent and/or Merger Sub shall agree to invest approximately $250,000 into DEID’s development in Q1 2008, and an aggregate of $500,000 in 2008 (including the $250,000 invested in Q1 2008 and all Expense Reimbursements paid in accordance with Section 6.3 above).  Parent and Merger Sub further agree to use commercially reasonable, good faith efforts to provide sales and marketing support required to sell DEID product and services.  As soon as commercially practicable following the Closing Date, but no later than one (1) Business Day following the Closing Date, Parent shall pay to Monte Cristo the amount of $100,000 in development fees pursuant to the Monte Cristo Agreement, which amount shall applied against Parent’s $250,000 development commitment in Q1 2008.

6.4            Merger Unwind.

(a)            Parent Unwind Rights.  In the event that (i) the DEID Gross Product Sales do not equal or exceed $2,000,000 within the first one (1) year from the date of first shipment of a production version of the earlier to ship of (i) FireFighter:  Everybody Goes Home, or (ii) the ACLS/EMS software product, and with DEID maintaining at least an average of 50% DEID Gross Profit Margin measured from the Effective Date through the end of such one (1) year period; or Production versions of (i) FireFighter:  Everybody Goes Home, and (ii) the ACLS/EMS product are not first shipped by September 30, 2008; Parent may deliver a written notice (“Unwind Notice”) to Selling Stockholder indicating their election to transfer, assign, license, sublicense and otherwise return, as applicable, all Owned Proprietary Rights and Licensed Proprietary Rights assumed by Merger Sub from the Company as a result of the Merger, and all developments and improvements directly related to FireFighter:  Everybody Goes Home and the ACLS/EMS product which were conceived by Parent, Merger Sub and/or Selling Stockholder following the Effective Date and through the date of the Unwind Notice, to Selling Stockholder (collectively, the “Unwind Transfer”), in exchange for the option for Parent to repurchase some or all of the unvested Merger Stock Consideration issued to Selling Stockholder hereunder in accordance with the repurchase provisions set forth in Exhibit B attached hereto (the “Unwind Repurchase”), and the discontinuation of any and all Merger Cash Consideration payments to Selling Stockholder hereunder.  The Unwind Transfer and Unwind Repurchase shall occur within 30 days of the date of the Unwind Notice as determined by Parent.  No Merger Cash Consideration or Expense Reimbursements previously paid to Selling Stockholder prior to the date of the Unwind Notice shall be refundable to Parent upon consummation of the Unwind Transfer and Unwind Repurchase, and the Parties shall have no further obligations under this Agreement.

(b)            Selling Stockholder Unwind Rights.  In the event that (i) Parent fails to meet the capital requirements of the DEID Capital Development Plan referred to in paragraph 6.3, above, (ii) fails to use commercially reasonable, good faith efforts to provide sales and marketing support required to sell DEID product and services, and/or (iii) Parent and/or Merger Sub become Bankrupt, Selling Stockholder may deliver a written notice (“Unwind Notice”) to Parent indicating his election that Parent transfer, assign, license, sublicense and otherwise return, as applicable, all Owned Proprietary Rights and Licensed Proprietary Rights assumed by Merger Sub from the Company as a result of the Merger, and all developments and improvements directly related to FireFighter:  Everybody Goes Home and the ACLS/EMS product which were conceived by Parent, Merger Sub and/or Selling Stockholder following the Effective Date and through the date of the Unwind Notice, to Selling Stockholder (collectively, the “Unwind Transfer”), in exchange for Selling Stockholder transferring the Merger Stock Consideration issued to Selling Stockholder hereunder in accordance back to the Parent/Merger Sub.  Should Selling  Stockholder deliver such Unwind Notice, the Parent may discontinue all future Merger Cash Consideration payments to Selling Stockholder hereunder.  The Unwind Transfer shall occur within 30 days of the date of the Unwind Notice.  No Merger Cash Consideration or Expense Reimbursements previously paid to Selling Stockholder prior to the date of the Unwind Notice shall be refundable to Parent upon consummation of the Unwind Transfer and Unwind Repurchase, and the Parties shall have no further obligations under this Agreement.

6.5            Selling Stockholder Post-Closing Covenants.

(a)            Delivery of Company Financial Documents.  Within thirty (30) days following the Closing Date, Selling Stockholder shall deliver all Company Financial Documents to Parent.

(b)            Delivery of Sponsor Information.  Within thirty (30) days following the Closing Date, Selling Stockholder shall deliver to Parent the names and contact information for all potential sponsors Selling Stockholder has identified for the FireFighter:  Everybody Goes Home product.

(c)            Introduction to Developers.  Within thirty (30) days following the Closing Date, Selling Stockholder shall use his best efforts to schedule, and participate in, introductory telephone calls or meetings between Dennis Cagan, the CEO of Parent, and each of Monte Cristo and Big John Games.

6.6            Parent Post-Closing Covenants.

(a)            Payment of Bonus to Selling Stockholder.  On the date that is the later of (A) sixty (60) days following the Closing Date, or (B) the date that all of the post-closing covenants set forth in Section 6.5 have been satisfied or waived by Parent in writing, Parent shall (i) pay to Selling Stockholder a cash bonus equal to the amount of salary, less applicable withholding, Selling Stockholder would have accrued as an employee of Parent or Merger Sub from January 9, 2008 through the date that Selling Stockholder’s formal employment with the Parent or Merger Sub commences on or after the Closing Date pursuant to the Hammett Employment Agreement, and (ii) reimburse all reasonable and documented out-of-pocket expenses incurred on behalf of Parent and Merger Sub during the period from January 9, 2008 through  the date that Selling Stockholder’s formal employment with the Parent or Merger Sub commences on or after the Closing Date pursuant to the Hammett Employment Agreement.

(b)            Payment of Bonus to Zachary Otting.  On the date that is the later of (A) sixty (60) days following the Closing Date, or (B) the date that all of the post-closing covenants set forth in Section 6.5 have been satisfied or waived by Parent in writing, Parent shall pay to Zachary Otting a cash bonus equal to the amount of salary, less applicable withholding, Zachary Otting would have accrued as an employee of Parent or Merger Sub from January 9, 2008 through the date that Zachary Otting’s formal employment with the Parent or Merger Sub commences on or after the Closing Date pursuant to the Otting Offer Letter.

ARTICLE 7
CLOSING CONDITIONS

7.1            Conditions to Company and the Selling Stockholder’s Obligations to Close.  The obligations of the Company and the Selling Stockholder to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.1, any of which may be waived by either of the Company and the Selling Stockholder:

(a)            Accuracy of Representations.  All representations and warranties of each of each of Parent and Merger Sub contained in this Agreement, the Ancillary Agreements and any certificate delivered by any of them at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  Parent shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

(b)            Covenants.  Parent and Merger Sub shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements that are to be performed or complied with by them at or prior to Closing.  Parent shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

(c)            Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any Regulatory Authority or Person as provided herein, if any, shall have been so obtained or filed with such Regulatory Authority or Person.

(d)            Hammett Employment Agreement.  The Hammett Employment Agreement shall have been executed and delivered to the Company pursuant to Article 5 hereof.

(e)            Otting Offer Letter.  The Otting Offer Letter shall have entered into by and between Zachary Otting pursuant to Article 5 hereof.

(f)             No Legal Proceedings.  No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, the Merger, this Agreement or the transactions contemplated hereby.

(g)            Closing Deliverables.  Parent and Merger Sub shall have delivered, or caused to be delivered, to the Company those certificates set forth in Section 7.1(a) and (b) hereof.

(h)            Covenants.  The Parties shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.  The Company shall have delivered to the Parent and Merger Sub, and the Parent and Merger Sub shall have delivered to the Company, a certificate dated the Closing Date to the foregoing effect.

7.2            Conditions to Parent and Merger Sub’s Obligations to Close.  The obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.2, any of which may be waived by Parent:

(a)            Accuracy of Representations.  All representations and warranties of the Company and of the Selling Stockholder contained in this Agreement, the Ancillary Agreements and any certificate delivered by any of the Company and the Selling Stockholder at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement.  The Company and the Selling Stockholder shall have delivered to Parent a certificate dated the Closing Date to the foregoing effect.

(b)            Covenants.  The Company and the Selling Stockholder shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements that are to be performed or complied with by them at or prior to Closing.  The Company shall have delivered to Parent a certificate dated the Closing Date to the foregoing effect.

(c)            Consents and Approvals.  All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein, shall have been so obtained or filed with such Regulatory Authority or Person.

(d)            Stockholder Approval.  All stockholder approval, if any, as required under any applicable Law, shall have been obtained to approve the transactions contemplated hereunder including the approval of the Merger, this Agreement or the transactions contemplated hereby.

(e)            Hammett Employment Agreement.  The Hammett Employment Agreement shall have been executed and delivered to Parent pursuant to Article 5 hereof.

(f)             Otting Offer Letter.  The Otting Offer Letter shall have entered into by and between Zachary Otting pursuant to Article 5 hereof.

(g)            No Legal Proceedings.  No injunction, action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) cause any of the transactions contemplated by this Agreement and the Ancillary Agreements to be rescinded following consummation; or (iii) have a Material Adverse Effect on a Party, the Merger, this Agreement or the transactions contemplated hereby.

(h)            No Material Adverse Change.  There shall have been no Material Adverse Change in the business, financial condition or operations of the Company.

(i)             Resignation of Selling Stockholder.  Selling Stockholder shall deliver to Parent his resignation from all positions as officer and director of Company held prior to the Closing.

(j)             Closing Deliverables.  The Company and the Selling Stockholder shall have delivered, or caused to be delivered, to Parent those certificates set forth in Section 7.2(a) and (b) hereof.

(k)            Delivery of Monte Cristo Agreement.  The Company and the Selling Stockholder shall have delivered, or caused to be delivered, to Parent a fully-executed copy of the Monte Cristo Agreement.

ARTICLE 8
INDEMNIFICATION

8.1            Survival of Representations, Etc.  All of the representations and warranties contained in this Agreement shall survive the Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of four (4) years after the Closing Date (subject to any applicable statutes of limitations).  The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge of the party entitled to such right to indemnification acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and obligations.

8.2            Indemnification.

(a)            By Company and the Selling Stockholder.  Subject to Section 8.3, the Company and the Selling Stockholder, jointly and severally, hereby agree (without duplication) to indemnify, protect, defend (at Parent’s request), release and hold Parent and its directors, officers, managers, members, employees, agents, successors, Affiliates and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to:

(i)             any breach or inaccuracy of any representation or warranty of the Company and the Selling Stockholder set forth in this Agreement or contained in any certificate delivered by or on behalf of Company pursuant to this Agreement;

(ii)            any breach of any covenant or other agreement made by the Company and the Selling Stockholder in or pursuant to this Agreement;

(iii)           any Liability arising under or with respect to any and all Employee Plans, and any Liability with respect to any of the Company’s employees, former employees or service providers relating to acts or omissions which occurred on or prior to the Closing Date;

(iv)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by such Person with the Company or the Selling Stockholder (or any Person acting (or purportedly acting) on behalf of any such Person) in connection with the transactions contemplated by this Agreement; or

(v)            any Loss, including Taxes, arising in connection with any distributions made to Company Stockholders at any time prior to and including the date of the Merger.

(b)            Indemnification by Parent.  Subject to Section 8.3, Parent hereby agrees (without duplication) to indemnify, protect, defend (at the Company’s request), release and hold the Selling Stockholder, Company and its directors, officers, stockholders, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to:

(i)             any breach or inaccuracy of any representation or warranty of Parent and Merger Sub set forth in this Agreement or contained in any certificate delivered by or on behalf of Parent and Merger Sub pursuant to this Agreement; or

(ii)            any breach of any covenant or other agreement made by Parent and Merger Sub in or pursuant to this Agreement.

(c)            The term “Losses” as used in this Section 8.2 is not limited to matters asserted by third parties against any indemnified party, but includes Losses incurred or sustained by an indemnified party in the absence of third party claims.  Payments by an indemnified party of amounts for which such indemnified party is indemnified under this Article 8 shall not be a condition precedent to recovery.

8.3            Limitations on Indemnification for Certain Breaches.  An indemnifying party shall not have any Liability under Section 8.2(a) or 8.2(b) for any Claims unless the aggregate amount of Losses to the indemnified parties finally determined to arise thereunder exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), in which event the indemnifying party shall be required to pay the full amount of such Losses in relating back to the first dollar; provided, however, that the maximum liability of any Party hereunder shall be limited to the consideration received and to be received by such Party under this Agreement, in the case of the Company or the Selling Stockholder, or paid or to be paid by Parent hereunder to the Company and the Selling Stockholder, in the case of Parent or Merger Sub.

8.4            Indemnification Procedures.

(a)            In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a “Claim”) by any Person in respect of which payment may be sought under this Article 8 (regardless of the provisions of Section 8.3), the indemnified party shall reasonably and promptly cause written notice (a “Claim Notice”) of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to the indemnifying party; provided, however, that the failure of the indemnified party to give the Claim Notice shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and material prejudice as a result of such failure.  If the indemnifying party shall notify the indemnified party in writing within five (5) Business Days (or sooner, if the nature of the Claim so requires) that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to the indemnifying party and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the indemnified party, such consent not to be unreasonably withheld or delayed.

8.5            If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as provided in this Section 8.4 or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Losses incurred in defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a material conflict or potential material conflict exists between the indemnified party and the indemnifying party that would make such separate representation required; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  If the indemnifying party shall assume the defense of any Claim, the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the indemnified party or if such settlement or cessation does not expressly and unconditionally release the indemnified party from all Liabilities or obligations with respect to such Claim, with prejudice.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

8.6            Recoupment From Merger Cash Consideration.   Any indemnification to which a Company Indemnified Party is entitled under this Agreement as a result of any Losses it may suffer shall first be made as a payment to such Company Indemnified Party from the next Merger Cash Consideration payments to be made to the Selling Stockholder hereunder, which shall reduce such Merger Cash Consideration payments accordingly until such Losses are indemnified in full.  To the extent that the aggregate amount of such indemnification exceeds the future Merger Cash Consideration payments to be received by the Selling Stockholder, the Company Indemnified Party(ies) may recoup such unpaid Losses from the Selling Stockholder directly.

ARTICLE 9
TERMINATION

9.1            Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a)            By mutual written agreement of the Parties;

(b)            By either of Parent or the Company if the Closing does not occur on or before February 29, 2008, or to be extended by mutual consent of the parties;

(c)            By the Company if the stockholders of the Company fail to approve the Merger, this Agreement and the transactions contemplated hereby;

(d)            By either of Parent or the Company if any court of competent jurisdiction or other competent Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final;

(e)            By either of Parent or the Company upon written notice to the other Party in the event of a breach of any provision or covenant of this Agreement, or any representation or warranty made by such Party hereunder becomes inaccurate; provided, however, that such breach or inaccuracy would cause the related closing condition, if any, not be satisfied in accordance with Article 7 hereof; provided, further, that prior to any termination by the non-breaching party, such Party shall provide written notice to the breaching Party specifically identifying the breach or inaccurate representation, and the breaching Party does not cure or correct such breach or inaccuracy within 30 days following receipt of the written notice.

9.2            Effect of Termination.  If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1          Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class registered or certified mail, return receipt requested, or sent by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Parent and Merger Sub to:

TWL Corporation
4101 International Parkway
Carrollton, Texas 75007
Facsimile:
Attention: Chief Executive Officer

with a copy, which shall not constitute notice to:

Clark R. Moore, Esq.
105 Carrick Circle
Hayward, California 94542
Facsimile: 510.743.4262

If to the Company or the Selling Stockholder:

Divergent Entertainment, Inc.
700 Hammett Lane
New Smyrna Beach, FL 32169
Facsimile:
Attention: Daniel Hammett

with a copy, which shall not constitute notice, to:

Leonard, O'Brien, Spencer, Gale & Sayre
100 South Fifth Street, Suite 2500
Minneapolis, MN 55402
Facsimile: 612.332.2740
Attention: Scott S. Payzant, Esq.

10.2          Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, each of the Parties to this Agreement acknowledges that no other representations or warranties have been relied upon by that Party or made by any other party or its officers, directors, employees, agents, financial and legal advisors or other representatives.

10.3          Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the Parties will execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other Party to fulfill its obligations under this Agreement and the transactions contemplated hereby.  Each Party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated hereby to be satisfied.

10.4          Amendment.  This Agreement may be amended by the Parties hereto at any time before the Closing by execution of an instrument in writing signed on behalf of each of the Parties hereto and after the Closing by execution of an instrument in writing signed on behalf of the Surviving Corporation.

10.5          Extension.  At any time prior to the Closing, Parent, Merger Sub and the Company may, to the extent legally allowed, may agree in writing to extend the time for the performance of any of the obligations of the other party hereto.

10.6          Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

10.7          Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity as described in Article 8.

10.8          No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Parties and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

10.9          Captions.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.10        Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.11        Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision.

10.12        Construction.  The Parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any Party hereto but rather will be given a fair and reasonable construction without regard to the rule of contra proferentum.

10.13        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.14        Expenses.  The Company and the Selling Stockholder, on one hand, and Parent and Merger Sub, on the other hand, shall each bear its own expenses, including attorneys’, accountants’ and other professionals’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.15        Attorneys’ Fees and Costs.  In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover judgment in any such action or proceeding, such costs, expenses and reasonable attorneys’ fees may be included in and as part of such judgment.

10.16        Waiver of Jury Trial.  Each party hereto hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action arising under or in connection with this Agreement or the transactions contemplated hereby.

10.17        Legends.  Each Selling Stockholders understands that the stock certificates representing the Parent Common Stock shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT 7OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

10.18        Representation by Counsel.  Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.19        Schedules.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.20        Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that Sections 5.9, 6.1, 6.2 and 6.4 of this Agreement is not performed in accordance with its specific terms or were otherwise breached.  It is agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of Sections 5.9, 6.1, 6.2 and 6.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

“PARENT”

TWL Corporation,
a Nevada corporation

By:
	Name:	Dennis Cagan
	Title:	Chief Executive Officer

“MERGER SUB”

TWL Knowledge Group, Inc.,
a Delaware corporation

By:
	Name:	Dennis Cagan
	Title:	Chief Executive Officer

“COMPANY”

Divergent Entertainment, Inc.,
a Minnesota corporation

By:
	Name:	Daniel Hammett
	Title:	President

“SELLING STOCKHOLDER”

By:
	Name:	Daniel Hammett

DISCLOSURE SCHEDULES

Schedule 3.3(c)

No disclosures.

Schedule 3.3(e)

No disclosures.

Schedule 3.3(f)

No disclosures.

Schedule 3.4

No disclosures.

Schedule 3.5

No disclosures.

Schedule 3.8

No disclosures

Schedule 3.9(b)

No disclosures

Schedule 3.9(c)

No disclosures

Schedule 3.9(e)

No tax elections have been made.

Schedule 3.9(h)

No disclosures

Schedule 3.9(k)

No disclosures.

Schedule 3.9(l)

No disclosures

Schedule 3.10(a)(i)

Complete list of all Intellectual Property owned by the Company (the “Owned Proprietary Rights”).

Technology prototype for Firefighter training tool
Trademark:  Everybody Goes Home™

Schedule 3.10(a)(ii)

List of each material license for Intellectual Property licensed by the Company (the “Licensed Proprietary Rights”)

•	Divergent Entertainment Software Licensing Agreement with Monte Cristo

•	Divergent Entertainment Software Licensing Agreement with Big John Games

Schedule 3.10(c)

Disclosures related to ownership of IP

Schedule 3.11(a)

List of all executory Contracts of the Company:

•	Divergent Entertainment Software Licensing Agreement with Monte Cristo

•	Divergent Entertainment Software Licensing Agreement with Big John Games

Schedule 3.12(a)

No Disclosures.

Schedule 3.13

No Disclosures.

Schedule 3.14

No Disclosures.

Schedule 3.16(a) & (b)

No Permits.

Schedule 3.17

Divergent Entertainment Software Licensing Agreement with Monte Cristo

Divergent Entertainment Software Licensing Agreement with Big John Games

Schedule 3.20

No disclosures.

Schedule 3.21

No disclosures.

Schedule 3.22

No disclosures.

Schedule 3.24(a)

The Company does not own any real property and is not a party to any leases.

EXHIBIT A

DELAWARE CERTIFICATE OF MERGER

EXHIBIT B

PARENT STOCK RESTRICTIONS

EXHIBIT C

HAMMETT EMPLOYMENT AGREEMENT

EXHIBIT D

OTTING OFFER LETTER